Exhibit 10.1

[ANIKA THERAPEUTICS LETTERHEAD]

April 2, 2002

PERSONAL & CONFIDENTIAL

Mr. Edward Ross, Jr.

26 Locke Lane

Lexington, MA  02173

Dear Ed:

This letter notifies you in writing of the termination of your employment with Anika Therapeutics, Inc. (the “Company”).  This letter also proposes an agreement between you and the Company.

Your employment will terminate effective March 22, 2002.  The Company shall pay you your current base salary through March 22, 2002.  In addition, the Company will pay you for all accrued but unused vacation time through March 22, 2002, which will be based on 270.91 hours of accrued but unused vacation time.  The Company also will provide you with the right to continue group medical and dental insurance coverage under the terms of the law known as “COBRA”.  The termination of other benefits will be addressed in separate correspondence.  For further details refer to Section 3a.

The payment and other terms set forth above will not be affected by whether or not you agree to the terms set forth below.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company.  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company and related persons or entities from any claims to establish a brief Consultancy Period (as defined herein) and to permit you to receive fair and reasonable separation pay and related benefits.

If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily.  It is customary in employment separation agreements that provide for severance pay for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist.  You understand that you are giving up your right to bring any and all possible legal claims against the Company.  Neither the Company nor you want your employment relationship to end with a legal dispute.  By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.  To the contrary, the Company’s willingness to enter into this Agreement demonstrates that it is continuing to deal with you fairly and in good faith.

With those understandings, you and the Company agree as follows:

1.             Termination

As we have discussed, you understand that your employment with the Company as its Vice President of Sales and Marketing and from any and all other positions that you may hold with the Company will terminate effective March 22, 2002 (the “Termination Date”).  You agree that up to and including March 22, 2002, you shall work diligently and responsibly in performing the duties associated with your current position as Vice President of Sales and Marketing.

2.             Severance Pay

If this Agreement becomes effective, the Company will not assert that your employment was terminated for “cause” due to non-performance and shall agree to provide severance pay (“Severance Pay”) to you consisting of the continuation of your current base salary rate of $166,049.00 per year for the six-month period plus 5-week consulting period (see paragraph 4) beginning March 23, 2002 (the “Salary Continuation Period”), payable on the Company’s regular bi-weekly payroll dates.  The Company will suspend the payment of Severance Pay until such time as the Agreement becomes effective in accordance with Section 15.  If the Agreement becomes effective, the Company will reinstate you to the payroll and shall provide any suspended payroll payments to you no later than the second payroll date after this Agreement becomes effective.

3.             Benefits

a.             Medical and Dental Benefits

By agreeing to this Agreement, you elect to continue your medical and dental insurance coverage under COBRA.  Your COBRA period will commence on March 23, 2002.  Provided that you remain eligible for COBRA continuation coverage, the Company shall continue to pay the premiums for your group medical and dental insurance coverage on the same basis as if you continued to be employed during the Salary Continuation period.  Thereafter, you may continue coverage at your own expense for the remainder of the COBRA period to the extent you remain eligible.

b.             Stock and Stock Option Plans

Nothing in this Agreement is intended to reduce or expand your rights under the Company’s Stock Option Plan dated March 3, 1993, as amended (the “Plan”), or the agreements you entered into pursuant to the Plan.

c.             Outplacement

The Company shall pay up to $10,000 to Stybell Peabody & Associates to assist you in your efforts to obtain new employment, provided that such outplacement services are provided on or prior to October 1, 2002.

d.             Other Benefits

Your eligibility to participate in any other employee benefit plans and programs sponsored by or made available to employees of the Company or its affiliated or related entities ceases effective on or after your Termination Date in accordance with applicable benefit plan terms and benefit practices.  Your rights to benefits, if any, are governed by the terms of those benefit plans and programs.

4.             Consultancy Period

For the six-week period commencing on Monday, March 25, 2002 (the “Consultancy Period”), you agree that you shall perform for the Company any requested services that are reasonably performed by someone of your knowledge and skill level, including, but not limited to, services that will assist the Company in the transition from your position as Vice President of Sales and Marketing, and may include the application of any factual or scientific knowledge you may have related to the Company’s business or products (the “Consultancy”), as follows:

•                  Through April 5, 2002, you agree that you will report to the office for no fewer than 20 hours, but no more than 40 hours as requested by the Company.

•                  From April 6, 2002 through April 26, 2002, you should not report to the office unless directed to do so by the Company.  At its discretion, the Company will determine the number of hours to be worked and when those hours are to be worked, provided that such times are reasonable and do not unreasonably interfere with your search for new employment.

You agree that during the Consultancy Period, you shall perform the Consultancy in a responsible and diligent manner and that you will not take any actions intended to damage the Company or its products.

In the event that you sign this Agreement, the Company will pay your regular base pay as of the Termination Date for the Consultancy Period, payable on the Company’s regular bi-weekly payroll dates after the Effective Date of this Agreement.  If you do not sign this Agreement, the Company will compensate you for time actually spent by you consulting as contemplated in this paragraph 4 of the Agreement at a rate of $80.00 per hour, rounded to the nearest half hour.

5.             Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.             Release of Claims

In consideration for, among other terms, the payments and benefits described in Sections 2, 3 (c) and 4, to which you otherwise would not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, and each of their current and former officers, directors, shareholders, employees, attorneys, accountants and agents in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date that you sign this Agreement, you now have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees (“Claims”).  This release includes, without limitation, all Claims relating to your employment by and termination of employment with the Company; all Claims of wrongful discharge; all Claims of breach of contract; all Claims of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination under the Age Discrimination in Employment Act); all Claims of defamation or other torts; all Claims of violation of public policy; all Claims for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and all Claims for damages of any sort, including, without limitation, compensatory damages, punitive damages and attorneys fees; provided, however, that this release shall not affect your right to enforce this Agreement.

You agree that you shall not seek or accept reinstatement with any Releasees.  You also agree that you shall not seek damages of any nature, equitable or legal remedies, attorney’s fees, or costs from any of the Releasees with respect to any Claim.  As a material inducement to the Company to enter into this Agreement, you hereby represent that you have not heretofore assigned to any third party and you have not heretofore filed with any agency or court any Claim released by this Agreement.

7.             Return of Property

You will return all Company property that is in your possession, custody or control, including, without limitation, computer equipment, software, cellular telephones, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or customer relationships (in the latter two cases, actual or prospective), no later than the date when this Agreement becomes effective.

8.             Cooperation

You agree that, at any time in the future, you shall cooperate fully with the Company as reasonably requested, consistent with your schedule, in all regulatory matters, in the gathering of information for the Company’s annual reports, filings and statements with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. or exchange on which the Company’s securities are listed, and in the defense or prosecution of any legal claims or actions that already have been brought or that may be brought in the future against or on behalf of the Company that related to events or occurrences that transpired during your employment with the Company.  Your full cooperation in connection with such regulatory matters, information gathering claims, actions or disputes shall include, without limitation, being available to meet with representatives of the Company to prepare for regulatory processes and counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company.  The Company will reimburse you for any reasonable out-of-pocket expenses (which shall not be construed to include your personal attorney’s fees) that you incur in connection with such cooperation, provided that you provide the Company reasonable documentation of such out-of-pocket expenses.  In addition, with the exception of any time spent by you actually testifying as a witness, the Company shall reimburse you at a rate of $100.00 per hour for each hour that you spend cooperating with the Company, or acting in furtherance thereof, in accordance with this Section.

9.             Confidentiality of Agreement

You agree to keep the existence and terms of this Agreement in the strictest confidence and to not reveal, unless legally compelled to do so, the existence or terms of this Agreement to any persons except your attorney and your financial advisors, provided that they also agree to keep such information confidential.  You shall be considered to have breached this Agreement if any of those individuals fails to keep such information completely confidential.  Nothing in this Section 9 shall be construed to prevent you from disclosing such matters to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice as soon as is practicable and a reasonable opportunity to contest such subpoena or court order.  Nothing contained herein shall be deemed to limit your rights under applicable law, including 29 U.S.C. § 626(f)(4).

The Company agrees to keep the existence and terms of this Agreement in the strictest confidence and to not reveal, unless legally compelled to do so, the existence or terms of this Agreement to any persons except its attorney and its financial advisors, provided that they also agree to keep such information confidential.

10.           Validity of Non-Disclosure and Non-Competition Agreement

You acknowledge and agree that you remain bound by the terms of the Company’s Non-Disclosure and Non-Competition Agreement that was executed by you on December 2, 1996.

11.           Non-Disparagement

You will refrain from making any disparaging statements, taking any actions, or conducting yourself in any way that adversely affects the reputation or goodwill of the Company and/or its affiliated entities and the current and former officers, directors, shareholders, employees and agents of any of them.  These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

The Company, as represented by the Anika management team as of the signature date of this agreement, will refrain from making any disparaging statements, taking any actions, or conducting itself in any way that adversely affects your reputation or goodwill.  These non-disparagement obligations shall not in any way affect the Company’s obligation to testify truthfully in any legal proceeding.

12.           Treatment of Reference Inquiries

The Company agrees that any inquiries regarding your employment will be referred to the Human Resources Department which will respond to any such inquiries by stating the dates of your employment, the position held by you and that your termination followed changes in management.

13.           Consideration of the Agreement

This Agreement is a legally binding document.  Provided that you do not revoke this Agreement in accordance with Section 15 below, your signature will commit you to the terms of this Agreement.  You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

14.           Consent to Jurisdiction

You and the Company hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts with respect to any claim of violation of this Agreement.  With respect to any such court action you (a) submit to the jurisdiction of such courts, (b) consent to service of process, and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

15.           Other Provisions

You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it.  You further acknowledge that any changes made to this Agreement since it was originally issued to you on March 22, 2002 are not material and do not restart the running of any period in which you are statutorily permitted to review this Agreement.  If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  To accept this Agreement, you must provide the fully signed Agreement to the undersigned by the end of the twenty-one (21) day period.  For a period of seven (7) days from the date you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned.  If you do not revoke this Agreement, it shall become effective on the eighth (8th) day after you sign it.  This Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period (the “Effective Date”).

This Agreement constitutes the entire agreement regarding the termination of your employment with the Company.  This Agreement supersedes any previous agreements or understandings between us, except for any agreements under the Company’s Stock Option Plan, as described in Section 3(b) and the Non-Disclosure and Non-Competition Agreement described in Section 10.  In signing this Agreement, you are not relying upon any oral promises or representations made by anyone at or on behalf of the Company.

This Agreement will be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  This Agreement is executed under seal.  Please indicate your agreement to the terms of this Agreement by signing and returning to me a copy of this letter.  You are advised to consult with an attorney before signing this Agreement.

Sincerely,

ANIKA THERAPEUTICS, INC.

	By:	/s/ Douglas R. Potter
Accepted and agreed to:		Douglas R. Potter
Chief Financial Officer

/s/ Edward Ross, Jr.
Edward Ross, Jr.
Date: April 9, 2002